Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS APPOINTS MERILEE RAINES TO THE BOARD OF DIRECTORS

SCOTTSDALE, AZ, May 21, 2018 – Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Merilee Raines as an independent director to the Board of Directors of the Company effective May 18, 2018.

“We are very excited to welcome Merilee Raines to our Board of Directors”, said David W. Scheible, Chairman of the Board.  “She brings broad experience in finance and accounting, as well as a unique perspective on the animal health care industry.”

Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013.  Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013.  Over her 28 year career with IDEXX, Ms. Raines held several management positions, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller.  IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology based products and services for companion animal, livestock, poultry, water quality and food safety, and human point-of-care diagnostics.

Ms. Raines has served as a member of the Board of Watts Water Technologies since 2011, a global manufacturer of products & systems that control, conserve and improve the quality of water in the residential and commercial markets.  Since 2014, she has also served as a member of the Board of Aratana Therapeutics, a biopharmaceutical company focused on licensing, developing and commercializing of products for the pet companion market.

Ms. Raines earned a Bachelor of Arts degree in mathematics from Bowdoin College and an M.B.A. from the University of Chicago.

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machining services to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation.  Benchmark’s global operations include facilities in eight countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com